Exhibit 99.1

Chelsea Therapeutics Announces FDA Acceptance of NDA for Filing and Designation of Priority Review of NORTHERA™ for the Treatment of Symptomatic NOH

FDA Advises Chelsea of Intent to Review Northera NDA at Advisory Committee Meeting in February 2012

Charlotte, NC, November 17, 2011 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the New Drug Application (NDA) for NORTHERA™ (droxidopa), an orally active synthetic precursor of norepinephrine, for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy. The FDA also granted Chelsea’s request for Priority Review, and, under the Prescription Drug User Fee Act (PDUFA), the FDA’s goal is to review and act on the NDA by March 28, 2012. The FDA grants priority review to drugs offering major advances in treatment, or providing a treatment where no adequate therapy exists.

In addition, the FDA has indicated its intent to discuss the Northera NDA at a February 2012 meeting of its Cardiovascular and Renal Drugs Advisory Committee. Advisory committees provide independent, expert advice to the agency and are often held as part of the review process for first-in-class drugs.

“We are pleased with the FDA’s acceptance of our NDA for Northera and their decision to grant it priority review, as it brings us one step closer to offering the first treatment that specifically improves symptoms of NOH and reduces their impact on a patient’s ability to perform daily activities,” said Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We are confident that our Phase III data clearly establish the safety and efficacy of Northera for the treatment of the signs and symptoms of neurogenic orthostatic hypotension, and look forward to continuing to work with FDA during their review of our Northera application and having the opportunity to present our data to an advisory committee.”

NOH is a chronic neurogenic disorder resulting from deficient release of norepinephrine that predominantly affects patients with primary autonomic failure, a group of diseases which includes Parkinson’s disease (PD), multiple system atrophy (MSA) and pure autonomic failure (PAF). Symptoms of NOH include: dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position, often severely limiting a person’s ability to perform routine daily activities that require standing or walking for both short and long periods of time.

Northera was previously granted Orphan Drug Designation and received Fast Track designation from the FDA. Fast Track designation is designed to facilitate the review of products that address serious or potentially life-threatening conditions for which there is an unmet medical need.

About NORTHERA™ (droxidopa)

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa previously demonstrated clinical benefits in treating both intradialytic hypotension and adult attention deficit hyperactivity disorder in Phase II trials and is currently being evaluated in an ongoing Phase II trial for the treatment of fibromyalgia.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals; risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials; our need to raise operating capital; our reliance on our lead drug candidates droxidopa and CH-4051; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com